EXHIBIT 5.1
THE PNC FINANCIAL SERVICES GROUP, INC.
249 FIFTH AVENUE
PITTSBURGH, PENNSYLVANIA 15222-2707
December 19, 2008
The PNC Financial Services Group, Inc.
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

RE:	REGISTRATION STATEMENT ON FORM S-3
Ladies and Gentlemen:
     I have acted as counsel to The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation and filing by the Company of the Registration Statement on Form S-3 (the “Registration Statement”) relating to up to 1,800,000 shares of the Company’s common stock, par value $5.00 per share (the “Common Stock”) to be newly issued or sold from its treasury to participants in the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).
     This opinion is rendered as of the date hereof and its applicability at future dates is conditioned upon the nonoccurrence of any event which would affect the validity of the issuance of Common Stock under the Plan. With respect to any Common Stock held as treasury shares that may be sold under the Plan, my opinion is also subject to the condition that such shares had been validly issued before they were reacquired by the Company and became treasury shares.
     In rendering this opinion, I have examined such corporate records and other documents, and have reviewed such matters of law, as I have deemed necessary under the circumstances as a basis for the opinions hereinafter expressed. In rendering this opinion, I have relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. I have not independently verified any factual matters in connection with or apart from my review of the documents referred to above and, accordingly, I do not express any opinion as to matters that might have been brought to my attention by independent verification. In addition, in rendering this opinion I have assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate. In making such examination and rendering the opinions set forth below, I have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to me as originals; (iii) the conformity to originals of all documents submitted to me as certified, telecopied or reproduced copies and the authenticity of the originals of such documents; and (iv) the accuracy, completeness and authenticity of certificates or letters of public officials.
     I am a member of the Bar of the Commonwealth of Pennsylvania and I express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the Commonwealth of Pennsylvania. This opinion speaks as of today’s date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise or should the Plan hereafter be amended or modified.
     Based on and subject to the foregoing, I am of the opinion that, when the Registration Statement has become effective in accordance with applicable law, the 1,800,000 shares of Common Stock to be registered, when issued or sold pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     I hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorney who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ George P. Long, III
George P. Long, III, Esq.